SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS                          Rule 424(b)(3)
                                                            (Reg. No. 333-38457)

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                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF STOCKHOLDERS
                                       OF
                         CABLE CAR BEVERAGE CORPORATION
                         TO BE HELD ON NOVEMBER 25, 1997
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                                  PROSPECTUS OF
                             TRIARC COMPANIES, INC.
                         SHARES OF CLASS A COMMON STOCK,
                            PAR VALUE $.10 PER SHARE
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                                  INTRODUCTION

         This Supplement (the "Supplement") amends and supplements the Proxy Statement/Prospectus, dated October 22, 1997 (the "Proxy Statement/Prospectus"), of Cable Car Beverage Corporation, a Delaware corporation ("Cable Car"), and Triarc Companies, Inc., a Delaware corporation ("Triarc"). The Proxy Statement/Prospectus was distributed to the stockholders of Cable Car in connection with the solicitation of proxies by the Board of Directors of Cable Car for use at the Special Meeting of Stockholders of Cable Car (the "Special Meeting") to be held on Tuesday, November 25, 1997 at 10:00 a.m., local time, at Norwest Bank Building, 1740 Broadway, Forum Room, Denver, Colorado 80274, or any adjournments or postponements thereof.

         This Supplement should be read in conjunction with the Proxy Statement/Prospectus and is subject to the restrictions and limitations set forth in the forepart thereof as though such restrictions and limitations were set forth in full herein. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Proxy Statement/Prospectus. Cross references made herein shall be references to the Proxy Statement/Prospectus as amended and supplemented hereby.


     SUMMARY--COMPARATIVE MARKET PRICES AND DIVIDENDS--TRIARC AND CABLE CAR

         In the section of the Proxy Statement/Prospectus captioned "Summary--Comparative Market Prices and Dividends--Triarc and Cable Car" at pages 19-21, the prices set forth in the table captioned "Cable Car Common Stock" for fiscal years 1995 and 1997 are the high and low closing bid prices per share, and for fiscal year 1996 are the high and low sale prices per share, of Cable Car Common Stock as quoted on the Nasdaq SmallCap Market, rather than the high and low bid prices per share throughout such periods as indicated in the text accompanying such table at page 20 of the Proxy Statement/Prospectus. In addition, the high closing bid price for the 1st quarter of fiscal year 1995 was $1.38, rather than $1.41 as set forth in such table, and the high sale price for the 3rd quarter of fiscal year 1996 was $2.56, rather than $2.50.

         Accordingly, the following tables replace the table captioned "Cable Car Common Stock" at page 20 of the Proxy Statement/Prospectus. Table A below sets forth for the periods indicated the high and low CLOSING bid prices per share of Cable Car Common Stock as quoted on the Nasdaq SmallCap Market. Table B below sets forth for the periods indicated the high and low SALE prices per share of Cable Car Common Stock as quoted on the Nasdaq SmallCap Market.

                                                                          (OVER)
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                TABLE A                                   TABLE B
  HIGH AND LOW CLOSING BID PRICES PER      HIGH AND LOW SALE PRICES PER SHARE OF
   SHARE OF CABLE CAR COMMON STOCK                CABLE CAR COMMON STOCK

                         HIGH      LOW                             HIGH      LOW
FISCAL YEAR 1995                          FISCAL YEAR 1995
1st Quarter..........  $ 1.38   $ 1.00    1st Quarter..........   $1.50    $1.00
2nd Quarter..........    2.00     1.09    2nd Quarter..........    2.06     1.09
3rd Quarter..........    1.81     1.38    3rd Quarter..........    2.06     1.38
4th Quarter..........    1.66     1.19    4th Quarter..........    1.78     1.28
FISCAL YEAR 1996                          FISCAL YEAR 1996
1st Quarter..........  $ 1.81   $ 1.47    1st Quarter..........  $ 1.88   $ 1.44
2nd Quarter..........    1.78     1.34    2nd Quarter..........    1.84     1.25
3rd Quarter..........    2.38     1.44    3rd Quarter..........    2.56     1.44
4th Quarter..........    2.63     2.06    4th Quarter..........    2.84     2.00
FISCAL YEAR 1997                          FISCAL YEAR 1997
1st Quarter..........  $ 2.69   $ 2.09    1st Quarter..........  $ 2.88   $ 2.09
2nd Quarter (1) .....    3.94     2.16    2nd Quarter (2)......    4.50     2.16
3rd Quarter..........    3.56     3.00    3rd Quarter..........    3.63     2.97
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(1) The high and low closing bid          (2) The high and low sale prices per
    prices per share of Cable Car             share of Cable Car Common Stock as
    Common Stock as quoted on the             quoted on the Nasdaq SmallCap
    Nasdaq SmallCap Market between            Market between April 1, 1997 and
    April 1, 1997 and June 23, 1997,          June 23, 1997, the last full
    the last full trading day prior to        trading day prior to the public
    the public announcement of the            announcement of the execution of
    execution of the Merger Agreement,        the Merger Agreement, were $4.50
    were $3.94 and $2.16,                     and $2.16, respectively.
    respectively.
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                The date of this Supplement is November 7, 1997.

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